Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
BNE-E William J. Coote	Kate O’Brien
VP & Treasurer	Director, Corporate Communications	212-658-5858	212-658-5812	bill.coote@bowne.com	kate.obrien@bowne.co
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FOR IMMEDIATE RELEASE

David J. Shea to Succeed Philip E. Kucera as Bowne Chairman and CEO
Kucera retirement effective December 31, 2006

NEW YORK, July 10, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced that Chairman and Chief Executive Officer Philip E. Kucera intends to retire from the Company effective December 31, 2006. President and Chief Operating Officer David J. Shea will become Chairman, Chief Executive Officer and President immediately upon Kucera’s retirement. Kucera will continue to serve as a member of the Bowne Board of Directors.

“I’m honored to have had the opportunity to lead Bowne. It’s a wonderful company,” Kucera said. “I am especially proud of the tremendous Bowne culture that combines a strong work ethic with an intense focus on providing the absolute best customer service. Dave and I have been true partners in managing the company during the past two years, and I have every confidence that he will build on our successes and continue to create value for our employees, clients and shareholders.”

Kucera, who is 64 years old, joined Bowne as Senior Vice President and General Counsel in December 1998 and was appointed Chief Executive Officer in May 2004 and Chairman in May 2005.

“It’s been a real pleasure working alongside Phil,” said Shea. “We will continue to implement our strategy of focusing on our core businesses, and we’re well-positioned to drive revenue and earnings growth in each of our businesses. It will be a privilege to guide the company during these exciting times.”

Shea has held a number of leadership positions at Bowne since joining the Company in 1998. He was named President and Chief Operating Officer of Bowne in October 2004.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing & Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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